Exhibit 10.2

WIND RIVER SYSTEMS, INC.

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment to the Executive Employment Agreement (the “Second Amendment”) is made effective as of the last date signed below, by and between Wind River Systems, Inc. (the “Company”), and Kenneth R. Klein (the “Executive”).

RECITALS

WHEREAS, the Company and Executive entered into that certain Executive Employment Agreement dated November 5, 2003 (the “Agreement”).

WHEREAS, the Company and Executive previously amended the Agreement in 2008 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “First Amendment”).

WHEREAS, the Company and Executive now desire to further amend the Agreement to replace the golden parachute excise tax gross-up provisions with a “best results” golden parachute excise tax provision, in consideration of the Company separately granting Executive a restricted stock unit award covering fifty thousand restricted stock units.

NOW, THEREFORE, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1. Parachute Payments. Section 7.3 of the Agreement, entitled “Parachute Payments,” is hereby amended in its entirety to read as follows:

7.3 Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this Section 7.3, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such Plan benefits may be taxable under Section 4999 of the Code.

Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 7.3 will be made in writing by a national “Big Four” accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7.3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.3. Any reduction in payments and/or benefits required by this Section 7.3 shall occur in the following order: (1) reduction of cash payments; and (2) reduction of equity acceleration (full-value awards first, then stock options), and (3) other benefits paid to the Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Executive’s equity awards.

(b) The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or Executive. If the Accountants determine that no Excise Tax is payable with respect to a payment or benefit, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such payment or benefit. Any good faith determinations of the Accountants made hereunder shall be final, binding and conclusive upon the Company and Executive.

2. Full Force and Effect. To the extent not expressly amended hereby, the Agreement and the First Amendment shall remain in full force and effect.

3. Entire Agreement. This Second Amendment, the First Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

4. Successors and Assigns. This Second Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

5. Counterparts. This Second Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Second Amendment.

6. Governing Law. This Second Amendment shall be governed in all respects by the internal laws of California, without regard to principles of conflicts of law.

7. Amendment. Any provision of this Second Amendment may be amended, waived or terminated by a written instrument signed by the Company and Executive.

(Signature page follows)

KENNETH R. KLEIN	WIND RIVER SYSTEMS, INC.

/s/ Kenneth Klein	/s/ Ian Halifax
Signature	Signature

Ian Halifax
Print Name

Date: January 28 , 2009	Chief Financial Officer
Print Title

Date: January 30 , 2009

(Signature page to Amendment to Klein Agreement)